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                               BRUCE M. KAUDERER

                                6 Georgia Lane
                      Croton on Hudson, New York   10520

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                                 (914)271-6106

                                                     May 5, 1995

Kimco Realty Corporation
3333 New Hyde Park Road - Suite 100
P.O. Box 5020
New Hyde Park, New York   11042-0020

Attention:  Mr. Milton Cooper
            Chairman of the Board

Dear Milton:

         This will serve to confirm my employment by Kimco Realty Corporation (the "Company") as Vice President-legal or some other title mutually acceptable. The term of employment shall be from the starting date (which starting date we currently anticipate would be between June 15 and August 15, 1995, depending on how soon I am able to wind down my current practice, and with the understanding I have a vacation scheduled for the last two weeks in July) through December 31, 1996.

         The employment shall be under the following conditions:

         1. Minimum annual base salary of $175,000, and minimum annual bonus of $25,000. These amounts (which would be prorated for partial calendar year 1995) could be increased at the Company's sole discretion, depending upon its view of my performance.

         2. 401K Plan as Company typically provides to senior executives (subject to any "initial waiting" period in plan).

         3. Family medical insurance coverage in accordance with Company's policy on senior executives (or at my option an increase in salary of $2,000).


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Kimco Realty Corporation
May 5, 1995
Page 2

         4. A grant, on the starting date, of options to purchase 25,000 shares of the Company's common stock, to vest three years from starting date, expire ten years from starting date, and be exercisable at market price on the starting date. Notwithstanding the foregoing, if for any reason my employment with the Company does not continue until said options have fully vested, then on the date my employment ends the Company will pay me (in addition to any amounts that may then be due me under Section 12 or any other section of this Agreement) an amount equal to the "shadow value" of such options (i.e., the amount by which the price of the shares if all presumed vested options were exercised would exceed the price of such shares on the starting date) as if same had vested ratably over a three year period from the starting date. Additional stock options may be granted at the Company's discretion depending on its view of my performance.

         5. In view of Company's requirement to have a car available for the Company's business purposes, Company to provide $800 a month allowance as agreed reimbursement; and in addition to provide and pay for car phone therein (or alternatively, Company to reimburse me for car phone charges).

         6. Company to pay for and provide life insurance in amount of not less than $300,000 and disability insurance in an amount of less then $8,000 per month.

         7. Annual vacation to be 4 weeks (not more than two weeks consecutively).

         8. Company to pay for driver back and forth from my home in Croton to Company offices on a three day a week basis.

         9. Company will defend and indemnify me against any legal malpractice claims arising from Company business.

         10. Except for any necessary carry-over from the winding down of my practice and except for matters involving my family that will not interfere with my professional activities for the Company, during the term of employment I will not maintain an outside legal practice other than my activities for and on behalf of the Company.

         11. Company to pay for moving of files and furniture in my current offices. Any continuing obligations under my current lease after the starting date shall be sole responsibility of my existing firm.


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Kimco Realty Corporation
May 5, 1995

Page 3

         12. In view of your recognition that I must give up my practice to take this position, and to induce me to accept same, it is agreed that should the Company discharge me during the term of this Agreement, or if not later than 60 days prior to the end of the term of this Agreement the Company shall not offer in writing to enter into a one year extension of this Agreement on financial and all other terms at least as favorable to me as this Agreement (including the continuing provisions of this Section 12; provided that such extended agreement need not grant any additional options, which grant of additional options shall be solely at Company's discretion), the Company shall upon the end of my term of employment pay me (in addition to any other amounts that may be due me) an amount equal to my most recent annual base salary plus bonus (i.e., a minimum of $200,000) as an agreed one-time severance payment.

                  Notwithstanding the provision of the foregoing paragraph, however,

                  (i) if I do not accept the one-year extension prior to the end of the then current term of employment, no such severance payment shall be due me;

                  (ii) there shall be no further obligation to either offer one-year extension or make a severance payment following the tenth anniversary of starting date; and

                  (iii) any excess of the "Value of the Options" (as hereinafter defined) over the then amount of the severance payment shall be deducted as a dollar-for-dollar credit from the severance payment that would otherwise be due until same has been reduced to zero. "Value of the Options" at any time shall mean the aggregate amount by which the price of the shares (at such time) if all then vested options were exercised would exceed the respective prices of all such shares on the respective grant dates of any options. By way of example and illustration of the foregoing, if the severance payment was $200,000 and

                           (x) if such Value of the Options was $200,000 or less, there would be no reduction in the severance payment;

                           (y) if such Value of the Options was $300,000, there would be a severance payment of only $100,000;
                  and

                           (z) if such Value of the Options was $400,000 or more, there would be no severance payment.

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Kimco Realty Corporation
May 5, 1995

Page 4

         If the foregoing meets with your approval, please sign and return to me a copy of this letter. I am looking forward to our new relationship with great anticipation, and hope and expect it will be very satisfying for all concerned.

                                                     Sincerely,

                                                       /s/Bruce M. Kauderer
                                                     -------------------------
                                                     Bruce M. Kauderer

BMK/jm

ACCEPTED AND AGREED:

KIMCO REALTY CORPORATION

By:/s/David M. Samber
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